UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AST SPACEMOBILE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AST SpaceMobile, Inc.

2022 Annual Meeting of Stockholders and Proxy Statement

August 5, 2022

Dear Fellow Stockholder:

I cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of AST SpaceMobile, Inc., which will be held online via live webcast on Thursday, September 15, 2022, at 10:00 a.m., Eastern Time. To participate in the Annual Meeting, you must register at www.proxydocs.com/ASTS before 9:30 a.m., Eastern Time on Thursday, September 15, 2022. After completion of your registration by the registration deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Attached to this letter are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. These proxy materials are being sent to our stockholders of record at the close of business on July 18, 2022. The Proxy Statement also contains instructions on how to access our Proxy Statement and Annual Report online, by mail, or by telephone.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Abel Avellan
Chairman, Chief Executive Officer
and President

THIS PROXY STATEMENT AND THE PROXY CARD ARE

BEING DISTRIBUTED ON OR ABOUT AUGUST 5, 2022.

AST SpaceMobile, Inc.

Midland Intl. Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When: Thursday, September 15, 2022, 10:00 a.m. Eastern Time

Where: Via the Internet at www.proxydocs.com/ASTS

We are pleased to invite you to join our Board of Directors and leadership team at the 2022 annual meeting of stockholders (the “Annual Meeting”) of AST SpaceMobile, Inc. The Annual Meeting will be a virtual meeting, which will be conducted via live Internet Webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.proxydocs.com/ASTS. For more information about the Annual Meeting, including how stockholders can ask questions during the Annual Meeting, please see page 22 of the accompanying Proxy Statement.

ITEMS OF BUSINESS:

1.	To elect ten directors to the Company’s Board of Directors for a term expiring at the Company’s 2023 Annual Meeting of Stockholders.
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
3.	Such other matters as may properly come before the meeting.

RECORD DATE:

You are entitled to vote if you were a stockholder of record at the close of business on July 18, 2022 (the “Record Date”).

HOW TO VOTE:

Your vote is important. Even if you plan to participate in the Annual Meeting, please vote right away using one of the following advance voting methods. Please ensure you have your proxy card and follow the instructions on the card or form.

Via the Internet before the Annual Meeting:

You may vote at www.proxypush.com/ASTS, 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time on Wednesday, September 14, 2022.

By phone:

If you reside in North America, you may vote by telephone by calling the toll-free number provided on the voting website www.proxypush.com/ASTS and on the proxy card. Telephone voting is 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, September 14, 2022.

Via Remote Communication during the virtual Annual Meeting:

You can vote electronically during the Annual Meeting. To be admitted to the Annual Meeting, please visit www.proxydocs.com/ASTS. Stockholders or their legal proxies must enter the control number found on their proxy card. You can find instructions for voting online during the virtual Annual Meeting on page 22 of the accompanying Proxy Statement.

Sincerely,

Abel Avellan
Chairman, Chief Executive Officer
and President

PROXY STATEMENT SUMMARY

ANNUAL MEETING OF STOCKHOLDERS OF

AST SPACEMOBILE, INC.

TO BE HELD ON SEPTEMBER 15, 2022

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider before voting and you should read the entire Proxy Statement before you vote. For more complete information regarding AST SpaceMobile, Inc.’s 2021 performance, please review our Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2021.

INTRODUCTION

The Board of Directors (the “Board”) of AST SpaceMobile, Inc. (“SpaceMobile,” the “Company,” “us,” “we,” “our,” and any related terms) is soliciting proxies from stockholders for its use at the 2022 annual meeting of stockholders (the “Annual Meeting”), and at any adjournment or adjournments thereof. The Annual Meeting is scheduled to be held on Thursday, September 15, 2022, at 10:00 a.m., Eastern Time, in a virtual meeting format at www.proxydocs.com/ASTS.

PROPOSALS TO BE VOTED ON

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Board Vote Recommendation
1. Election of Ten Members of the Board of Directors	FOR each nominee
2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

This Proxy Statement and the accompanying Notice of Meeting and proxy card are being mailed on or about August 5, 2022 to our stockholders of record as of July 18, 2022.

WHERE TO FIND MORE INFORMATION

Please see the “Other Information” section below for important information regarding the proxy materials, record date, voting shares. and the Annual Meeting.

LEARN MORE ABOUT AST SPACEMOBILE, INC.

You can learn more about the Company, view our corporate governance materials, and much more by visiting our website, www.ast-science.com. Information contained on our website is not incorporated into or a part of this Proxy Statement.

Please also visit the Annual Meeting website at www.proxypush.com/ASTS to easily access our proxy materials or vote through the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL

The e-proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) require companies to post their proxy materials on the Internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to stockholders. For this Proxy Statement, we have chosen to follow the SEC’s “full set” delivery option and therefore, although we are posting a full set of our proxy materials (this Proxy Statement, our Annual Report, and our form of proxy card (the “Proxy Card”)) online, we are also mailing a full set of our proxy materials to our stockholders. This Proxy Statement, the Annual Report, and the Proxy Card are available at https://investors.ast-science.com.

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PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board for the Annual Meeting and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held virtually via the Internet on Thursday, September 15, 2022, 10:00 a.m. Eastern Time, at www.proxydocs.com/ASTS.

You are receiving this Proxy Statement because you own shares of our Class A common stock, Class B common stock or Class C common stock which entitle you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters.

CORPORATE GOVERNANCE FRAMEWORK

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that, along with the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”), our Amended and Restated Bylaws (“Bylaws”), the charters of the committees of the Board (the “Committees”) and our Amended & Restated Stockholders’ Agreement (the “Stockholders’ Agreement”), provide the framework for the governance of the Company. Our Code of Ethics applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics is available on our corporate website at https://investors.ast-science.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website rather than by filing a Current Report on Form 8-K. The charters for all of our Committees as well as our Corporate Governance Guidelines are also available on the “Corporate Governance Overview” section of our investor relations website at https://investors.ast-science.com. The information on any of our websites is deemed not to be incorporated in this report.

Board Structure and Leadership

Our Board of Directors currently consists of 13 directors, with three director seats currently vacant. Our Board is chaired by Abel Avellan, and includes Adriana Cisneros, Hiroshi Mikitani, Luke Ibbetson, Tareq Amin, Edward Knapp, Richard Sarnoff, Julio A. Torres, Alexander Coleman and Ronald Rubin, five of whom qualify as independent. Subject to the terms of the Stockholders’ Agreement and our Charter and Bylaws, the number of directors is fixed by the Board.

The business of the Company is managed under the direction of the Board. The fundamental responsibility of the Board is to lead the Company by exercising its business judgment to act in what the directors believe to be the best interests of the Company and our stockholders. The Board’s current leadership structure combines the position of Chairman and Chief Executive Officer. We believe that the combination of these two positions has been an appropriate and suitable structure for the Board’s function and efficiency, as the Chairman and Chief Executive Officer serves as the direct link between senior management and the Board. Abel Avellan currently holds dual position of Chairman and Chief Executive Officer. Mr. Torres is our Lead Independent Director as of the date of this report.

Executive Sessions

Independent directors of the Board met in executive session without management at every regularly scheduled meeting for the year ended December 31, 2021. The Audit Committee is required to, and did, meet in executive session at least on an annual basis pursuant to its Charter. Additionally, the Compensation Committee met in executive sessions during 2021. The Nominating and Governance Committee has not historically met in executive session during their regularly scheduled meetings.

Director Independence

We are required to comply with the applicable rules of Nasdaq in determining whether a director is independent. Prior to the filing of this proxy statement, our Board undertook a review of the independence of the individuals named above and has determined that each of Adriana Cisneros, Alexander Coleman, Ronald Rubin, Richard Sarnoff and Julio A. Torres qualifies as “independent” as defined under the applicable Nasdaq rules and that Messrs. Coleman, Rubin and Torres qualify as independent under Exchange Act Rule 10A-3 specific to audit committee members.

Director Selection and Nominating Process

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

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In connection with the Business Combination (refer to our 2021 Annual Report on Form 10-K for a discussion of the “Business Combination”), we and the Stockholder Parties (refers collectively to New Providence Management LLC, a Delaware limited liability company (“Sponsor”) and the AST Equityholders) entered into the Stockholders’ Agreement. Pursuant to the Stockholders’ Agreement, among other things, the AST Equityholders, which include Mr. Avellan (“Avellan”), Invesat LLC, a Delaware limited liability company (“Invesat”), Vodafone Ventures Limited, a private limited company incorporated under the Laws of England and Wales (“Vodafone”), ATC TRS II LLC, a Delaware limited liability company (“American Tower”), Samsung Next Fund LLC, a Delaware venture capital investment fund (“Samsung”), and Rakuten Mobile USA Service Inc., a Delaware Corporation (“Rakuten USA”), agreed to vote all securities of the Company that may be voted in the election of our directors held by such AST Equityholders in accordance with the provisions of the Stockholders’ Agreement, and the Stockholder Parties agree to take all necessary action to cause Avellan to be the chairperson of our Board until the Sunset Date (refer to our 2021 Annual Report on Form 10-K for a discussion of the “Sunset Date”).

Our equityholders may nominate directors as follows: (a) Avellan may nominate seven members of our Board of Directors, which amount includes the two initial vacancies for which Avellan will have the right, pursuant to the Stockholders’ Agreement, to designate directors for appointment to such vacancies at any time, as well as one additional director following the vacancy on the Board of Directors created by the retirement of Thomas Severson in April 2022; (b) Invesat, Vodafone, Sponsor, and American Tower, each may nominate one member of our Board of Directors; and (c) Rakuten USA may nominate two members of our Board of Directors. The AST Equityholders will agree to vote for each of the foregoing nominees.

Avellan’s right to nominate directors will decrease in proportion to the ownership interests of Avellan and his permitted transferees in the Company’s aggregate outstanding voting power, such that if Avellan and his permitted transferees: (i) own less than 50% of the Company’s aggregate outstanding voting power of the Company, Avellan and his permitted transferees may only nominate five members of our Board of Directors; (ii) own less than 40% of the aggregate outstanding voting power of the Company, Avellan and his permitted transferees may only nominate three members of our Board of Directors; (iii) own less than 30% of the aggregate outstanding voting power of the Company, Avellan and his permitted transferees may only nominate two members of our Board of Directors; (iv) own less than 20% of the aggregate outstanding voting power of the Company, Avellan and his permitted transferees may only nominate one member of our Board of Directors; and (v) own less than 5% of the aggregate outstanding voting power of the Company, Avellan and his permitted transferees will no longer be entitled to nominate any members of our Board of Directors. If the size of our Board of Directors is increased or decreased, the number of members that Avellan may designate will increase or decrease proportionately to the size of our Board of Directors.

Invesat’s nomination right will terminate if it (together with its permitted transferees) ceases to hold at least 5% of the outstanding Class A Common Stock of the Company (assuming exchange of all AST & Science, LLC’s, a Delaware limited liability company (“AST LLC”), Common Units for shares of Class A Common Stock). Vodafone’s nomination right will terminate if it (together with its permitted transferees) ceases to beneficially own either (a) at least 5% of the outstanding Class A Common Stock of the Company or (b) at least 50% of the Class A Common Stock held by it immediately after the Closing (assuming exchange of all AST LLC Common Units for shares of Class A Common Stock). Sponsor’s nomination right will terminate at the second annual meeting of the stockholders of the Company following the Closing. American Tower’s nomination right will terminate if it (together with its permitted transferees) ceases to hold at least 50% of the Class A Common Stock held by it immediately after the Closing (assuming exchange of all AST LLC Common Units for shares of Class A Common Stock). Rakuten USA’s nomination right with respect to its first designee will terminate if it (together with its permitted transferees) ceases to hold either (i) at least 5% of the outstanding Class A Common Stock of the Company or (ii) at least 50% of the Class A Common Stock held by it immediately after the Closing (assuming exchange of all AST LLC Common Units for shares of Class A Common Stock), and Rakuten USA’s nomination right with respect to its second designee will terminate if it (together with its permitted transferees) ceases to hold at least 10% of the outstanding Class A Common Stock of the Company (assuming exchange of all AST LLC Common Units for shares of Class A Common Stock).

Controlled Company Exception

As of the date of this Proxy Statement, Avellan and his permitted transferees hold all of the Class C Common Stock, which prior to the Sunset Date will entitle such holders to cast the lesser of 10 votes per share and the Class C Share Voting Amount, the latter of which is a number of votes per share equal to (1) (x) an amount of votes equal to 88.3% of the total voting power of our outstanding voting stock, minus (y) the total voting power of our outstanding capital stock owned or controlled by Avellan and his permitted transferees, divided by (2) the number of shares of our Class C Common Stock then outstanding. As a result, as of the date of this Proxy Statement, Avellan and his permitted transferees control approximately 88.3% of the combined voting power of our Common Stock, and may control a majority of our voting power so long as the Class C Common Stock represents at least 9.1% of our total Common Stock. The practical effect of the formula used to calculate the Class C Share Voting Amount is that it will cap the aggregate voting power of the Class C Common Stock so that, in most scenarios, the voting power of the Class C Common Stock will not increase, or will increase more slowly than it would otherwise in the event the Class C holders acquire additional voting stock in the Company. As a result of the holdings of Avellan and his permitted transferees, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consists of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to our Board by independent directors.

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We rely on certain of these exemptions. For example, a majority of our Board of Directors is not independent. We have in the past, and may in the future rely on other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of our Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board Diversity

The table below provides certain information with respect to the composition of our Board. Each of the categories listed in the table has the meaning ascribed to it in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of August 5, 2022)

Total number of directors: 10

Part I: Gender Identity	Female	Male
Directors	1	9
Part II: Demographic Background
African American or Black	-	-
Alaskan Native or American Indian	-	-
Asian	-	1
Hispanic or Latinx	1	2
Native Hawaiian or Pacific Islander	-	-
White	-	6
Two or More Races or Ethnicities	-	-
LGBTQ+	-	-
Did Not Disclose Demographic Background	-	-

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board of Directors believes its administration of its risk oversight function has not negatively affected our Board of Directors’ leadership structure.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and Nasdaq. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them for the year ended December 31, 2021.

Communication with the Board

Interested parties who wish to communicate with the Board of Directors or any individual director can write to the Company at Midland Intl. Air & Space Port, 2901 Enterprise Lane, Midland, Texas, 79706, Attn: Secretary. If the person submitting the letter is a stockholder, the letter should include a statement indicating such. Depending on the subject matter, the Company will (i) forward the letter to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or (iii) not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

COMMITEES OF THE BOARD

The board has established four standing committees; Audit, Compensation, Nominating and Governance, and Redemption Election, each of which operates under a charter that has been approved by the Board. The charters for each Committee are available in the “Corporate Governance Overview” section of our investor relations website at https://investors.ast-science.com.

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Audit Committee

Our Audit Committee consists of Julio A. Torres, Alexander Coleman and Ronald Rubin, with Mr. Torres serving as chair. Our Board has affirmatively determined that each member of the Audit Committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, each of Messrs. Rubin and Torres qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditor. Additionally, our Audit Committee assists Board oversight of: (i) the integrity of our financial statements; (ii) our financial and accounting controls and compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of our independent auditor; and (iv) our policies on risk assessment and risk management. In connection with these oversight functions, our Audit Committee receives reports from, and meets with, our management and independent auditor. Our Audit Committee receives information concerning our internal control over financial reporting and any deficiencies in such control and has established procedures for the confidential and anonymous submission of concerns to the Audit Committee regarding questionable accounting, internal controls or auditing matters. Our Audit Committee is also responsible for reviewing and, if it determines to be advisable, approving related party transactions involving the Company and our directors or executive officers, or their immediate family members, which present issues regarding financial or accounting matters.

Our Audit Committee met five times during 2021.

Compensation Committee

Our Compensation Committee consists of Adriana Cisneros, Alexander Coleman and Julio A. Torres, with Mr. Coleman serving as chair. Our Board has affirmatively determined that each of Ms. Cisneros and Messrs. Coleman and Torres qualifies as independent under Nasdaq rules and is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

Our Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of our executive officers, including the Chief Executive Officer. Additionally, our Compensation Committee is responsible for: (i) the review and approval or recommendation to our Board regarding our incentive compensation and equity-based plans, policies and programs; (ii) the review and approval of all employment agreements and severance arrangements for our executive officers; and (iii) making recommendations to our Board regarding the compensation of our directors.

Pursuant to its charter, our Compensation Committee has the authority to retain consultants to assist the Compensation Committee in its evaluation of executive compensation, as well as the authority to approve any such consultant’s fees and retention terms. No such consultants were engaged in 2021.

The Compensation Committee met four times during 2021.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Adriana Cisneros, Richard Sarnoff and Julio A. Torres, with Mr. Sarnoff serving as the chair. Our Board has affirmatively determined that each of Ms. Cisneros and Messrs. Sarnoff and Torres qualifies as independent under Nasdaq rules.

Our Nominating and Governance Committee is responsible for: (i) identifying individuals qualified to become directors; (ii) overseeing succession planning for our Chief Executive Officer and other executive officers; (iii) periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board; (iv) overseeing annual evaluation of the effectiveness of our Board and its committees; and (v) developing and recommending to our Board a set of corporate governance guidelines.

The Nominating and Governance Committee has met once during 2022 with regards to the 2022 Annual Meeting. No meetings were held in 2021.

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Apart from any directors designated by the Stockholder Parties in accordance with the Stockholders’ Agreement (for so long as such agreement is in effect), the Nominating and Governance Committee will identify individuals qualified to become members of the Board and recommend to the Board the nominees for election to the Board at the next annual meeting of stockholders. In making any such recommendations, the Nominating and Governance Committee shall consider the need to have at least one director on the Board that is qualified to serve on the Redemption Election Committee of the Board. In addition, the Nominating and Governance Committee will review and report to the Board on the qualifications of the directors so that the Board can determine whether the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The criteria to be used by the Nominating and Governance Committee in recommending directors and by the Board in nominating directors include candidates who have high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgement. Additional criteria are set forth in our corporate governance guidelines; provided, that, such criteria shall not apply to any nominees designated by the Stockholder Parties pursuant to the Stockholders’ Agreement for so long as such agreement is in effect.

Under our Bylaws, nominations of directors may be made only by or at the direction of the Board of Directors or by a stockholder who was a beneficial owner of shares of the Company both at the time of this notice and at the time of the Annual Meeting, entitled to vote and is present in person in the Annual Meeting.

Redemption Election Committee

Our Redemption Election Committee is responsible for determining whether, in connection with the redemption of the AST LLC Common Units by a holder thereof, we, in our capacity as managing member of AST LLC, should elect to redeem such Common Units for cash or shares of Class A Common Stock. Our Redemption Election Committee must be comprised solely of directors who were not nominated under the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, any holder of Class B Common Stock or Class C Common Stock, and currently consists of Alexander Coleman. Under the Stockholders’ Agreement, the Stockholder Parties have agreed that, until such date as the Stockholder Parties collectively control less than 50% of the total voting power of the Company, (i) the Stockholder Parties will take all necessary action to cause the Company and our Board of Directors to maintain the Redemption Election Committee of our Board of Directors and its delegated powers and (ii) the provisions of the Stockholders’ Agreement relating to the Redemption Election Committee cannot be amended without the express approval of the Redemption Election Committee.

No requests related to the redemption of AST LLC Common Units were made during 2021 and as such, no Redemption Election Committee meetings were held.

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PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall consist of no less than five or more than nineteen directors, with the number of directors being fixed by the Board within such range subject to the Stockholders’ Agreement. Per the Stockholders’ Agreement the Board of Directors shall consist of thirteen directors. Each director is elected to serve for a term expiring at the Company’s next annual meeting of stockholders.

All of the Company’s current directors have been nominated for election at the Annual Meeting to serve for a term expiring at the Company’s 2023 annual meeting of stockholders. Each of the director nominees was recommended for election by the Nominating and Governance Committee and has consented to serve for their term. If any director nominee should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Each of our directors have served on our board since the Business Combination in 2021. Mr. Avellan also served as a director of AST & Science, LLC since 2017.

Directors Standing For Election

ABEL AVELLAN

Mr. Avellan, age 51, is AST’s Founder, Chairman, and Chief Executive Officer since its inception in 2017. Prior to founding AST, Mr. Avellan served as the founder and Chief Executive Officer of Emerging Markets Communications (“EMC”), a satellite-based communications services provider to maritime and other mobility markets, from 2000 until its sale to Global Eagle Entertainment Inc. for $550.0 million in July 2016. Following the acquisition of EMC, Mr. Avellan worked as the President and Chief Strategy Officer for Global Eagle Entertainment Inc. until April 2017. Mr. Avellan has over 25 years of success in the space industry and is the co-inventor of 24 U.S. patents. He was the recipient of the Satellite Transaction of the Year award by Euroconsult in 2015 and was named Satellite Teleport Executive of the Year in 2017. Mr. Avellan has a BS in Electrical Engineering from Simón Bolivar University. We believe Mr. Avellan is qualified to serve on our Board of Directors due to his expertise and years of success developing innovative space-based technologies and continually proven engineering and management acumen.

TAREQ AMIN

Mr. Amin, age 49, serves as a member of our Board of Directors. Mr. Amin was appointed Chief Executive Officer of Rakuten Mobile, Inc., a subsidiary of Rakuten, Inc. in March 2022. Prior to his appointment, Mr. Amin served as Group Executive Vice President and Chief Technology Officer of Rakuten, Inc., one of the world’s leading Internet service companies, since April 2019, and served as Chief Technology Officer of Rakuten Mobile, Inc., since June 2018. Prior to joining Rakuten Mobile, Inc., Mr. Amin served as Senior Vice President of Technology Development and Automation for Reliance Jio from April 2013 to June 2018. Prior to that, he served as Vice President of Carrier Solutions for Huawei and as Senior Director of National Planning & Performance at T-Mobile. Mr. Amin currently serves on the board of several private companies. Mr. Amin holds a bachelor’s degree in electrical engineering and physics from Portland State University. We believe Mr. Amin is qualified to serve on our Board of Directors based on his years of experience in the telecommunications industry.

ADRIANA CISNEROS

Ms. Cisneros, age 42, serves as a member of our Board of Directors. Since September 2013, Ms. Cisneros has served as the Chief Executive Officer of Cisneros, a global enterprise focused on media & entertainment, digital advertising solutions, real estate, and social leadership, and she served as its Vice Chairman and Director of Strategy from September 2005 to August 2013. Since 2018, she has served on the board of directors of Mattel Inc. and also serves on numerous non-profit boards. Ms. Cisneros holds a B.A. in journalism from Columbia University, a M.A. in Journalism from New York University and a degree in leadership development from Harvard University Business School. Based on Ms. Cisneros’ significant leadership experience in media, real estate, entertainment and digital and consumer products, we believe she is qualified to serve on our Board of Directors and be part of our Compensation Committee and our Nominating and Governance Committee.

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ALEXANDER COLEMAN

Mr. Coleman, age 55, serves as a member of our Board of Directors. Mr. Coleman is currently the Chairman of New Providence Acquisition Corp. II and a Managing Partner of New Providence Management LLC, largely focused on investing in public and private consumer-related companies. He previously served as Chairman of New Providence Acquisition Corp.’s (“NPA”) board from September 2019 until the closing of the Business Combination in April 2021 (refer to our 2021 Annual Report on Form 10-K for a discussion of the “Business Combination”). Mr. Coleman has a broad range of private equity experience, including but not limited to, as the founder and Managing Partner of Annex Capital Management LLC, a co-Head and Managing Partner of Citicorp Venture Capital, Citi’s New York based leveraged buyout fund and a Managing Investment Partner and co-Head of Dresdner Kleinwort Capital LLC, Dresdner Bank’s North American merchant banking group. These positions required Mr. Coleman to oversee private equity platforms involving control and minority equity investing, mezzanine, distressed senior debt and fund-of-funds. Mr. Coleman was also a Managing Partner of Sea Hunter, a specialized fund focused on the evolving global cannabis market and a predecessor to Tilt Holdings, where he also acted as CEO and board member. Mr. Coleman has served as a director and chairman of the board for numerous private and public companies as well as not-for-profits. Mr. Coleman received an MBA from the University of Cambridge and a BA in Economics from the University of Vermont. Based on Mr. Coleman’s experience leading companies across many industries, we believe he is qualified to serve on our Board of Directors, act as Chairman of our Compensation Committee and be part of our Audit Committee and Redemption Election Committee.

LUKE IBBETSON

Mr. Ibbetson, age 53, serves as a member of our Board of Directors. Mr. Ibbetson has worked with Vodafone since 1996 and has led the Vodafone Group Research and Development Organization since 2013, which is responsible for all aspects of future research, including trials of emerging technologies. Mr. Ibbetson serves on the board of several industry groups and initiatives, including the 5G Automotive Alliance, and serves as Chairman of the Next Generation Mobile Networks Alliance Board Strategy committee. Mr. Ibbetson holds a B.Sc. in electronic engineering and a M.Sc. in telecommunications from the University of Leeds. We believe Mr. Ibbetson is qualified to serve on our Board of Directors based on his years of experience and commitment to innovative thinking in the telecommunications industry.

EDWARD KNAPP

Mr. Knapp, age 61, serves as a member of our Board of Directors. Mr. Knapp currently serves as the corporate Chief Technology Officer for American Tower Corporation. Prior to joining American Tower in 2017, Mr. Knapp served as Senior Vice President of Engineering at Qualcomm, where he was responsible for Qualcomm’s New Jersey Corporate Research Center, from which he managed a global engineering team of researchers and product engineering staff. He currently serves on the board of directors of the Center for Automotive Research. Mr. Knapp holds a B.E. in electrical engineering from Stony Brook University, an M.S. in electrical engineering from Polytechnic University (NYU) in New York, and an M.B.A. from Columbia University. We believe Mr. Knapp is qualified to serve on our Board of Directors based on based on his more than forty years of communications technology experience and thirty years of experience in the development of the global wireless industry.

HIROSHI MIKITANI

Mr. Mikitani, age 57, serves as a member of our Board of Directors. Mr. Mikitani is the founder, Chairman and Chief Executive Officer of Rakuten, Inc. Founded in 1997, Rakuten, Inc. is one of the world’s leading Internet service companies. In 2018, Mr. Mikitani was appointed Chief Executive Officer of Rakuten Medical, Inc., a biotechnology company developing the proprietary Illuminox™ platform as a new standard in precision-targeted anti-cancer treatment technology, and he has also served as Chairman and a director of the company since 2016. Mr. Mikitani has served as a member of the Lyft, Inc. board of directors since March 2015 and currently serves on the boards of directors of a number of privately held companies. In 2011, he was appointed Chairman of the Tokyo Philharmonic Orchestra. He also serves as Representative Director of the Japan Association of New Economy (JANE). Mr. Mikitani holds a commerce degree from Hitotsubashi University and an M.B.A. from Harvard Business School. We believe Mr. Mikitani is qualified to serve on our Board of Directors based on his extensive operating and management experience with major technology companies.

RONALD RUBIN

Mr. Rubin, age 56, serves as a member of our Board of Directors. Mr. Rubin is the Co-Founder and Managing Director of Tower Alliance, LLC, a leading provider of outsourced services to wireless infrastructure owners. Mr. Rubin is also the Co-Founder and Managing Director of Southcom Holdings I, LLC, which oversees and implements wireless infrastructure investment and management strategies in Latin America. Mr. Rubin served as Chief Financial Officer of Global Tower Partners from 2010 to 2013. Mr. Rubin holds a B.S. in Accounting from American University and a M.S. in Taxation from Florida International University and is a Certified Public Accountant. Based on Mr. Rubin’s years of experience in the telecommunications industry we believe he is qualified to serve on our Board of Directors and be part of our Audit Committee.

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RICHARD SARNOFF

Mr. Sarnoff, age 63, serves as a member of our Board of Directors. Mr. Sarnoff is a partner and Chairman of Media, Americas Private Equity at Kohlberg Kravis Roberts & Company. He leads its media, entertainment and education investing activities for private equity in the Americas. From 2014 through 2017, Mr. Sarnoff served as Managing Director and Head of the Media and Communications industry group of Kohlberg Kravis Roberts & Company, leading investments in the Media, Telecom, Digital Media and Education sectors in the US. Mr. Sarnoff currently serves on the board of directors of Chegg, Inc. and of several private companies, as well as several not-for-profit organizations. Mr. Sarnoff holds a B.A. in Art and Archeology from Princeton University and an M.B.A. from Harvard Business School. Based on Mr. Sarnoff’s extensive experience serving in senior leadership roles, and on the boards of directors of media and digital technology companies, we believe he is qualified to serve on our Board of Directors and act as Chairman of our Nominating and Governance Committee.

JULIO A. TORRES

Mr. Torres, age 55, serves as a member of our Board of Directors. Mr. Torres has served as the managing partner at Multiple Equilibria Capital, a financial advisory firm since March 2013. Mr. Torres has served as the Chief Executive Officer and member of the board of directors of Andina Acquisition Corp. III since January 2019. From August 2015 to March 2018, Mr. Torres served as Chief Executive Officer and a member of the board of directors of Andina Acquisition Corp. II, a blank check company that consummated an initial business combination with Lazy Days’ R.V. Center, Inc. From October 2011 through January 2013, Mr. Torres served as Co-Chief Executive Officer of Andina Acquisition Corp. He also served as a member of the board of Andina 1 from October 2011 until its merger in December 2013 with Tecnoglass Inc. and has continued to serve on the board of Tecnoglass Inc. since such time. Mr. Torres also serves on the board of several international public companies. Mr. Torres graduated from the Universidad de los Andes and received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a master in public administration from the J.F. Kennedy School of Government at Harvard University. Based on Mr. Torres’ extensive operational and company governance experience we believe he is qualified to serve on our Board of Directors, act as the Chairman of our Audit Committee, and be part of our Compensation Committee and our Nominating and Governance Committee.

The Board of Directors Unanimously Recommends that Stockholders

Vote “For” the Election of All of the Director Nominees.

9

DIRECTOR COMPENSATION

Director Compensation Program

In connection with the completion of the Business Combination, we approved and implemented a compensation program that consists of annual cash retainer fees and long-term equity awards for the non-employee directors of our Board of Directors who are not affiliated with Invesat LLC, Vodafone, American Tower and Rakuten Mobile Singapore PTE, LTD, a Singapore private limited company (“Rakuten”), or any of their affiliates (the “Director Compensation Program”). Messrs. Coleman, Rubin, Sarnoff and Torres are eligible to participate in the Director Compensation Program. The material terms of the Director Compensation Program are summarized below.

Cash Compensation

●	Annual Retainer: $50,000
●	Annual Committee Chair Retainer:

○	Audit: $20,000
○	Compensation: $15,000
○	Nominating and Governance: $10,000

●	Annual Committee Member (Non-Chair Retainer):

○	Audit: $10,000
○	Compensation: $7,500
○	Nominating and Governance: $5,000

Annual cash retainers are paid in quarterly installments in arrears and are pro-rated for any partial calendar quarter of service.

Equity Compensation

●	Initial Grant: Each eligible director who was initially elected or appointed to serve on our Board of Directors after the completion of the Business Combination was automatically granted 11,755 RSUs with grant fair value of $110,967 on August 24, 2021. The initial grant will vest in full on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the date of the annual meeting of the stockholders following the grant date, subject to the director’s continued service through the vesting date; provided, however, that the earliest vesting date will be the 2022 annual meeting of stockholders.

●	Annual Grant: Further, an eligible director who is serving on the Company’s Board as of the date of the annual meeting of the stockholders each calendar year beginning with calendar year 2022 will be automatically granted, on such annual meeting date, a restricted stock unit award with a value of approximately $150,000, which will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the director’s continued service through the applicable vesting date.

In addition, each such award will vest in full upon a change in control of the Company (as defined in the 2020 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2020 Plan.

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Director Compensation for the Fiscal Year Ended December 31, 2021

The following table sets forth information for the fiscal year ended December 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Equity Awards ($)(2)	Total ($)
Tareq Amin	-	-	-
Adriana Cisneros	-	-	-
Alexander Coleman(3)	55,208	110,967	166,175
Luke Ibbetson	-	-	-
Edward Knapp(3)	-	-	-
Hiroshi Mikitani	-	-	-
Ronald Rubin(3)	44,167	110,967	155,134
Richard Sarnoff(3)	44,167	110,967	155,134
Julio A. Torres(3)	60,729	110,967	171,696

(1)	Mr. Avellan, Chairman of the Company’s Board of Directors and Chief Executive Officer and Mr. Severson, the Company’s former Chief Financial Officer and Chief Operating Officer, are not included in this table, as each was an employee of the Company in 2021 and did not receive compensation for services as a director. All compensation paid to Messrs. Avellan and Severson for their services provided to the Company in 2021 is reflected in the Summary Compensation Table below.
(2)	On August 24, 2021, the listed non-employee directors were granted 11,755 RSUs. Amounts represent the aggregate grant date fair value of RSUs computed in accordance with FASB ASC 718. We provide information regarding the assumptions used to calculate the value of equity awards in Note 14 to our Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K.
(3)	Following the Business Combination, Messrs. Coleman, Knapp, Rubin, Sarnoff and Torres were appointed to the Company’s Board of Directors.

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PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To execute this responsibility, the Audit Committee engages in a thorough evaluation of (i) the independent registered public accounting firm’s qualifications, performance, and independence, (ii) whether the independent registered public accounting firm should be rotated, and (iii) the advisability and potential impact of selecting a different independent registered public accounting firm.

Proposal No. 2 is the ratification of the Audit Committee’s appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2022. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interest. KPMG has audited our financial statements since our fiscal year ended December 31, 2021.

We are not required to have the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the retention of KPMG, but ultimately may decide to retain KPMG as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Change in Independent Registered Accounting Firm

As previously reported on our Current Report on Form 8-K, dated July 9, 2021, upon the approval of the Audit Committee of our Board of Directors, Marcum LLP was dismissed as our independent registered public accounting firm, and KPMG LLP was engaged as our independent registered public accounting firm effective July 6, 2021.

Marcum’s report on the Company’s financial statements as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and the period from May 28, 2019 (inception) through December 31, 2019, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which Marcum expressed substantial doubt as to the Company’s ability to continue as a going concern if it did not complete a business combination. During the period of Marcum’s engagement by the Company, and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In its 2020 Annual Report on Form 10-K/A, the Company disclosed control deficiencies which are material weaknesses. No other “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and subsequent interim period preceding Marcum’s dismissal.

During the period from May 28, 2019 (inception) through December 31, 2020 and the subsequent interim period preceding the engagement of KPMG, neither the Company nor anyone on its behalf consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of the dismissal reproduced in this Proxy Statement and received a letter from Marcum addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, stating that they agree with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 9, 2021.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
Proxies received by the Board will be voted “FOR” ratification unless a contrary vote is specified.

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EXECUTIVE OFFICERS

The following individuals serve as the Company’s current executive officers as of August 5, 2022:

Name	Position
Abel Avellan	Chairman of the Board and Chief Executive Officer
Sean Wallace	Executive Vice President, Chief Financial Officer
Brian Heller	Executive Vice President, General Counsel and Secretary
Shanti Gupta	Senior Vice President, Chief Accounting Officer

The Company’s executive officers serve until they resign or are replaced or removed by the Board of Directors. Biographical information for Mr. Abel Avellan is set forth in “Proposal No. 1 – Election of Directors” above. Biographical information for the Company’s other executive officers is set forth below.

Sean Wallace. Mr. Wallace, age 60, serves as our Executive Vice President, Chief Financial Officer since May 2022. Mr. Wallace is an experienced business leader with over 35 years of finance, banking and management experience. Prior to this appointment, Mr. Wallace served since May 2020 as the Chief Financial Officer and Treasurer of Cogent Communications, Inc., a publicly traded company that is one of the world’s largest commercial internet service providers. Prior to joining Cogent, Mr. Wallace was an investor and operator of industrial real estate projects from 2015 to 2020. He has also held senior management and banking positions at Standard Chartered, where he was the Global Head of their origination and coverage business, and at JP Morgan, where he was their Co-Head of Investment Banking, Asia Pacific and the leader of their North American Telecom Banking operations. Mr. Wallace’s experience as a banker has provided him with expertise in a broad set of financing products, including debt, equity and project finance, executed primarily for telecommunications companies. Mr. Wallace received an AB from Harvard College and an MBA from Harvard Business School.

Brian Heller. Mr. Heller, age 54, serves as our Executive Vice President, General Counsel and Secretary since February 2021. Mr. Heller has over twenty years of public company experience. Prior to joining AST, he served as General Counsel of Castle Brands Inc., a publicly-traded spirits company, from October 2008 until its sale to Pernod Ricard in October 2019, and as Senior Vice President - Business and Legal Affairs of Ladenburg Thalmann Financial Services, a publicly-traded financial services company, from April 2007 until its sale to a portfolio company of Reverence Capital Partners in May 2020. He joined Ladenburg from AOL Latin America, where he served as Associate General Counsel. Previously, Mr. Heller was a Partner in the Corporate and Intellectual Property Departments at the Steel Hector & Davis law firm (now Squire Patton Boggs) in Miami, Florida. Earlier in his career, he served as a law clerk to the Honorable James Lawrence King of the United States District Court for the Southern District of Florida. Mr. Heller received his J.D., cum laude, from Georgetown University Law Center, where he was Articles Editor of the Georgetown Law Journal, and his bachelor of science degree from Northwestern University. He is admitted to practice law in New York and Florida.

Shanti Gupta. Mr. Gupta, age 45, serves as our Senior Vice President, Chief Accounting Officer since September 2021 and is responsible for the Company’s financial operations, corporate accounting, external reporting, and financial planning and analytics. He brings more than 20 years of global finance and accounting experience to his role on AST’s leadership team. Before joining AST, he worked with Ernst & Young LLP in New York from 2014, where he was a Partner and Managing Director in the Financial Accounting Advisory Services. Previously, he has worked with Deloitte & Touche LLP in New York and KPMG in India. He earned his Bachelor of Commerce (Honors) from Shri Ram College of Commerce, Delhi University, India, and is a licensed Certified Public Accountant. He is also a Chartered Accountant from The Institute of Chartered Accountants of India.

EXECUTIVE COMPENSATION

Our executive compensation program is designed to attract, motivate and retain high quality leadership and incentivize our executive officers to achieve performance goals over the short- and long-term, which also aligns the interests of our executive officers with those of our stockholders.

Our named executive officers (or “NEOs”) for 2021, who consist of each person that served as our principal executive officer during 2021 and our two other most highly compensated executive officers, were:

●	Abel Avellan, Chairman of the Board and Chief Executive Officer
●	Thomas Severson, Chief Financial Officer and Chief Operating Officer; and
●	Brian Heller, Executive Vice President, General Counsel and Secretary

Mr. Severson retired from the position of Chief Financial Officer, Chief Operating Officer and director of the Company in April 2022.

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Summary Compensation Table

The following table summarizes the compensation of our NEOs for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Equity Awards ($)(1)	All Other Compensation ($)	Total ($)
Abel Avellan(2)	2021	8,995		-	-	-	8,995
Chairman of the Board and Chief Executive Officer	2020	35,838		-	-	-	35,838

Thomas Severson(5)	2021	243,879		350,000	-	-	593,879
Former Chief Financial Officer and Chief Operating Officer	2020	220,313	(3)	-	-	-	220,313

Brian Heller(4)	2021	216,542		-	2,050,000	-	2,266,542
Executive Vice President, General Counsel and Secretary

(1)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC 718 for equity awards granted. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 14 to our Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K. On August 11, 2021, Mr. Heller received an award of 350,000 restricted stock units (“RSUs”), 205,000 of which are subject to time-based vesting and 145,000 of which are subject to performance-based vesting. The grant date fair value of the 145,000 performance-based RSUs has been reported at $0 based on the probable outcome of achieving the performance conditions at the time of grant. The grant date fair value of the performance-based RSUs assuming achievement of the performance conditions was $1,450,000.
(2)	Mr. Avellan has historically asked not to be paid any base salary in excess of applicable minimum wage requirements under federal law and, as such, has received substantially below-market base salary. Effective as of the completion of the Business Combination in April 2021, Mr. Avellan has not received any base salary from the Company.
(3)	Effective as of the completion of the Business Combination in April 2021, Mr. Severson’s annual base salary was increased from $225,000 to $250,000 to better align Mr. Severson’s base salary to that of other similarly-situated executives in our market.
(4)	Mr. Heller joined the Company in February 2021.
(5)	Mr. Severson retired from the Company in April 2022.

Narrative Disclosure to the Summary Compensation Table

This section discusses the material components of the executive compensation program for the year ended December 31, 2021 as applicable to the Company’s NEOs and reflected in the Summary Compensation Table above.

Salaries. Other than Mr. Avellan, our NEOs receive their respective base salaries to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation and reflects the executive’s skill set, experience, role and responsibilities. As noted in the Summary Compensation Table, Mr. Avellan, our Chairman of the Board and Chief Executive Officer, historically asked not to be paid any base salary in excess of applicable minimum wage requirements under federal law and received substantially below-market base salary, and effective as of the completion of the Business Combination in April 2021, Mr. Avellan has not been receiving any base salary. Effective as of the completion of the Business Combination in April 2021, Mr. Severson’s annual base salary was increased from $225,000 to $250,000 to better align Mr. Severson’s base salary to that of other similarly-situated executives in our market.

Long-Term Equity Incentive Compensation. The goal of our long-term, equity based incentive awards is to align the interests of the Company’s executives with the interests of stockholders. Because vesting is based on continued service, equity-based incentives also foster the retention of our executives during the award vesting period.

Equity Compensation Plans

AST LLC 2019 Equity Incentive Plan. Prior to the Business Combination, equity-based incentive awards in the form of options were issued under the AST LLC Incentive Plan as incentives to its employees, non-employees, and non-employee members of its Board of Directors. Following the Business Combination, no further grants will be made under the AST LLC Incentive Plan. However, the AST LLC Incentive Plan will continue to govern the terms and conditions of the outstanding awards granted under it.

SpaceMobile 2020 Incentive Award Plan. In connection with the Business Combination, the Company adopted the 2020 Incentive Award Plan (the “2020 Plan”). Awards may be made under the 2020 Plan covering an aggregate number of Class A Common Stock shares equal to 10,800,000. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market. The 2020 Plan provides for the grant of stock options, restricted stock, dividend equivalents, restricted stock units, incentive unit awards, stock appreciation rights, and other stock or cash-based awards. Each incentive unit issued pursuant to an award, if any, shall count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2020 Plan.

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Two types of equity awards have been granted under the 2020 Plan: (1) service-based options and (2) service-based and performance-based restricted stock units. Service-based options typically vest over a four year service period, with 25% of the award vesting on the first anniversary of the employee’s commencement date and the balance thereafter in 36 equal monthly installments. Service-based restricted stock units typically vest over a four year service period with 25% of the award vesting on each anniversary of the employee’s vesting commencement date. Performance-based restricted stock units typically vest when the specified performance conditions are met. Options typically expire no later than 10 years from the date of grant.

During 2021, our NEOs received the following long-term incentive awards under our 2020 Plan:

In August 2021, the Company’s Board of Directors approved an award of 350,000 RSUs to Mr. Heller, with 205,000 of the RSUs subject to service-based vesting and 145,000 RSUs subject to performance-based vesting. The service-based RSUs vest over a four year service period with 25% of the awards vesting on each anniversary of Mr. Heller’s vesting commencement date. The performance-based RSUs will vest upon satisfaction of certain specified performance conditions.

In connection with Mr. Severson’s retirement, the Company extended the right to exercise the vested portion of the options to purchase incentive equity units under the AST LLC Incentive Plan held by Mr. Severson until April 28, 2023.

See Note 14 to the Company’s Consolidated Financial Statements included in its 2021 Annual Report on Form 10-K for additional information regarding the Company’s equity compensation plans.

Other Elements of Compensation

401(k) Plan. The Company currently maintains a 401(k) retirement savings plan for its employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Plan allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not match contributions made by participants in the 401(k) plan. The Company believes that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes our employees, including NEOs, in accordance with its compensation policies.

Health/Welfare Plans. All of the Company’s full-time employees, including NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent flexible spending account, short-term and long-term disability insurance, and life insurance.

Named Executive Officer Offer Letters and Employment Agreement

Abel Avellan

On July 18, 2018, our subsidiary, AST LLC, entered into an offer letter with Mr. Avellan, our Chairman and Chief Executive Officer, setting forth his initial base salary and eligibility to participate in the Company’s customary health, welfare and fringe benefit plans. In addition, on December 15, 2017, Mr. Avellan entered into AST LLC’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

Thomas Severson

On March 30, 2018, our subsidiary, AST LLC, entered into an offer letter with Mr. Severson, our former Chief Financial Officer and Chief Operating Officer, setting forth his initial base salary and eligibility to participate in AST’s customary health, welfare and fringe benefit plans. Also, on December 15, 2017, Mr. Severson entered into AST LLC’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

On April 28, 2022, Mr. Severson retired from his positions as Chief Financial Officer, Chief Operating Officer and director of the Company.

Brian Heller

On February 4, 2021, the Company entered into an employment agreement with Mr. Heller, our Executive Vice President, General Counsel and Secretary. Under the employment agreement, Mr. Heller receives an annual base salary of $250,000 and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans. In the event of termination, Mr. Heller is entitled to a severance payment equal to 50% of his base salary, an annual bonus earned through the date of termination for the applicable calendar year based on the achievement of individual and/or Company performance goals as determined by the Board in its sole discretion, and acceleration of any unvested portion of the time-based vesting RSUs equal to (A) (x) the number of days during the period commencing on the last vesting date prior to the date of termination and ending on the six-month anniversary of the date of termination, (y) divided by 365, and multiplied by (B) 51,250. Also, on February 4, 2021, Mr. Heller entered into the Company’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

15

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth certain information regarding equity-based awards of the Company held by the Named Executive Officers as of December 31, 2021.

	Options				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Abel Avellan	-	-	-	-	-	-	-	-
Thomas Severson(1)	1,305,134	261,027	0.06	4/17/2029	-	-	-	-
Brian Heller(2)	-	-	-	-	205,000	1,627,700	145,000	1,151,300

(1)	In connection with the Business Combination, the existing AST LLC options of 108,000 subject to the award granted to Mr. Severson were converted into options to purchase 1,566,161 AST LLC incentive equity units at an exercise price of approximately $0.06 per unit. Each AST LLC incentive equity unit received by Mr. Severson will be redeemable for one share of Class A Common Stock on the later of the (i) 24-month anniversary of the completion of the Business Combination and (ii) six-month anniversary of the vesting date. The stock award vests over five years, with 1/5th of the total number of options subject to the stock award vesting on the one-year anniversary of Mr. Severson’s start date of October 1, 2017 and the remaining options subject to the stock award vesting in equal monthly installments over the ensuing 48 months, subject to Mr. Severson’s continued service on the applicable vesting date. The stock award will vest in full immediately prior to the completion of a change in control (as defined in the award agreement), subject to Mr. Severson’s continued service until such event. Mr. Severson retired from the position of Chief Financial Officer, Chief Operating Officer and director of the Company in April 2022. In connection with his retirement, the Company extended the right to exercise the vested portion of the options to purchase incentive equity units under the AST LLC Incentive Plan held by Mr. Severson until April 28, 2023.
(2)	Mr. Heller’s stock award is comprised of 205,000 RSUs that vest over a four year service period, with 25% of the awards vesting on each anniversary of the vesting commencement date and 145,000 RSUs that vest upon satisfaction of certain specified performance conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

Prior to the Business Combination, equity-based awards were granted under the AST LLC 2019 Equity Incentive Plan (“AST LLC Incentive Plan”). The plan was approved in 2019 by the members of AST LLC. Following the completion of the Business Combination, no new awards were granted under the AST LLC Incentive Plan. Awards outstanding under the AST LLC Incentive Plan are in the form of stock options to purchase equity incentive units in AST LLC, which are convertible into the Company’s Class A Common Stock (or the cash equivalent thereof) as determined by the Company.

The SpaceMobile 2020 Incentive Award Plan allows for the issuance of up to 10,800,000 shares of the Company’s Class A Common Stock pursuant to equity-based awards which may be granted under the plan. The plan was approved by the Company’s stockholders on April 1, 2021.

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The following table lists awards previously granted and outstanding, and securities authorized for issuance, under the plan as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants or Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans (Excluding Outstanding Options, Warrants, or Rights)
Equity compensation plans approved by stockholders
SpaceMobile 2020 Incentive Award Plan(1)	3,575,146	$10.35	7,224,854
AST LLC 2019 Equity Incentive Plan	12,359,322	$0.83	453,637	(2)
Equity compensation plans not approved by stockholders	-	-	-

(1)	Includes 1,889,115 stock options and 1,686,031 restricted stock awards. Only the stock options have an associated exercise price.
(2)	Following the completion of the Business Combination, no new awards were granted under the AST LLC Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

The following sets forth information regarding the beneficial ownership of our voting shares by:

●	each person who is known to be beneficial owner of more than 5% of our voting shares;
●	each of our named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Our authorized Common Stock consists of Class A Common Stock, Class B Common Stock and Class C Common Stock. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Until the Sunset Date, holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share.

Beneficial ownership of shares of our Common Stock is based on 52,322,161 shares of Class A Common Stock, 51,636,922 shares of Class B Common Stock and 78,163,078 shares of Class C Common Stock issued and outstanding as of the Record Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. To our knowledge, none of our shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

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Name and Address of	Class A Common Stock		Class B Common Stock		Class C Common Stock		Combined Voting Power
Beneficial Owner (1)	Number	%	Number	%	Number	%	(%)(2)
Five percent Holders:
Rakuten Mobile, Inc.(3)	2,500,000	4.8%	28,520,155	55.2%	-	-	3.5%
Invesat LLC (4)	200,000	*	9,932,541	19.2%	-	-	1.1%
Vodafone Ventures Limited (5)	1,000,000	1.9%	9,044,454	17.5%	-	-	1.1%
ATC TRS II LLC (6)	2,500,000	4.8%	2,170,657	4.2%	-	-	*
Gary Smith(7)(8)	3,753,875	6.4%	-	-	-	-	*
Directors and Executive Officers:
Abel Avellan	-	-	-	-	78,163,078	100%	88.3%
Thomas Severson(9)(10)	-	-	1,595,165	3.1%	-	-	2.7%
Brian Heller	51,250	*	-	-	-	-	*
Tareq Amin	-	-	-	-	-	-	-
Adriana Cisneros(4)	200,000	*	9,932,541	19.2%	-	-	1.1%
Alexander Coleman(8)	3,765,630	6.4%	-	-	-	-	*
Luke Ibbetson	-	-	-	-	-	-	-
Edward Knapp	-	-	-	-	-	-	-
Hiroshi Mikitani	2,500,000	4.8%	28,520,155	55.2%	-	-	3.5%
Ronald Rubin	11,755	*	-	-	-	-	*
Richard Sarnoff	11,755	*	-	-	-	-	*
Julio A. Torres	11,755	*	-	-	-	-	*
All directors and executive officers, as a group (13 individuals)	6,552,145	12.5%	40,047,861	77.6%	78,163,078	100%	93.5%

* Less than 1%
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o AST SpaceMobile, Inc., Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706.
(2)	Percentage of combined voting power represents voting power with respect to all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Until the Sunset Date, holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) (x) (A) 88.31% minus (B) the total voting power of the outstanding stock of the Company (other than Class C Common Stock) owned or controlled by Avellan and his permitted transferees, divided by (y) the number of shares of Class C Common Stock then outstanding on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share.
(3)	Includes 2,500,000 shares of Class A Common Stock held by Rakuten Mobile, Inc. (“Rakuten Mobile”) and 28,520,155 shares of Class B Common Stock held by Rakuten USA. The business address of each of Mr. Mikitani, Rakuten Mobile and Rakuten USA is 1-14-1 Tamagawa, Setagaya-ku, Tokyo 158-0094 Japan. Mr. Mikitani is the founder, Chairman and Chief Executive Officer of Rakuten Mobile, which is the parent company of Rakuten USA, and as such has voting and investment discretion with respect to the shares of Common Stock held of record by Rakuten Mobile and Rakuten USA and may be deemed to have shared beneficial ownership of the shares of Common Stock held directly by Rakuten Mobile and Rakuten USA.
(4)	The business address of each of Ms. Cisneros and Invesat is c/o Cisneros Group of Companies, 700 NW 1st Avenue, Suite 1700, Miami, Florida 33136. Ms. Cisneros is the president of Invesat and as such has voting and investment discretion with respect to the shares of Common Stock held of record by Invesat and may be deemed to have beneficial ownership of the Common Stock held directly by Invesat.
(5)	The business address of Vodafone Ventures Limited is c/o Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom.
(6)	The business address of ATC TRS II LLC is 116 Huntington Avenue, 11th floor, Boston, MA 02116.
(7)	The business address of Mr. Smith is 232 Angler Avenue, Palm Beach, Florida 33480.
(8)	Includes 1,813,312 shares of Class A common stock and an additional 1,940,563 shares of Class A Common Stock underlying the private placement warrants.
(9)	The Company extended a non-recourse loan in the amount of $1.0 million that is secured by a pledge of $2.0 million of Mr. Severson’s equity securities in AST LLC.
(10)	Mr. Severson retired from his positions as Chief Financial Officer, Chief Operating Officer and director of the Company in April 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CEO Equity Ownership

Mr. Avellan, Chief Executive Officer of the Company, and his permitted transferees hold all of the Class C Common Stock, which, prior to the Sunset Date described in the Stockholders’ Agreement, will entitle such holders to cast the lesser of 10 votes per share and the Class C Share Voting Amount, the latter of which is a number of votes per share equal to (1) (x) an amount of votes equal to 88.3% of the total voting power of our outstanding voting stock, minus (y) the total voting power of our outstanding capital stock owned or controlled by Mr. Avellan and his permitted transferees divided by (2) the number of shares of our Class C Common Stock then outstanding. As a result, Mr. Avellan and his permitted transferees, control approximately 88.3% of the combined voting power of our Common Stock, and may control a majority of our voting power so long as the Class C Common Stock represents at least 9.1% of our total Common Stock.

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Founder Bridge Loan

On July 11, 2019, we entered into a promissory note agreement with Mr. Avellan, the founder and Chief Executive Officer of the Company (the “Founder Note”). Under the terms of the original and amended agreement dated September 10, 2019, the principal amount borrowed by the Company was $1.75 million bearing interest at 2.37% per annum. The interest expense related to the Founder Note was less than $0.1 million for the year ended December 31, 2020. The Company repaid all amounts outstanding relating to the Founder Note on March 3, 2020.

Nano Share Sale and Purchase Agreement

On July 2, 2022, AST LLC entered into a share sale and purchase agreement (the “Share Sale and Purchase Agreement”) for the sale of all of its 51% interest in its subsidiary, Nano (the “Share Sale”). The Share Sale and Purchase Agreement provides for a purchase price of no less than €65.0 million in total enterprise value for the purchase of Nano, which is estimated to result in gross cash proceeds of approximately €26.5 million to the Company for the sale of its Nano shares, subject to customary working capital and net debt adjustments. The completion of the Share Sale is subject to certain customary closing conditions, including receipt of all required regulatory approvals, and is expected to close in the third quarter of 2022. In connection with closing of the Share Sale, AST LLC is expected to enter into a cooperation agreement with Nano relating to ongoing commercial arrangements following closing of the Share Sale.

In addition, pursuant to the terms of the Share Sale and Purchase Agreement, InMotion, which is wholly-owned by Abel Avellan and considered a related party to the Company, will receive approximately €7.7 million on account of the option it holds to acquire shares of Nano. The Company does not have any ownership interest in InMotion and will not receive any of these proceeds.

Nano Financing Agreement

On January 12, 2022, we entered into a financing agreement (the “Nano Financing Agreement”) with Nano, pursuant to which we made available to Nano a revolving loan for up to €1.5 million, whereby Nano has the ability to draw up to €0.8 million at a time subject to certain conditions. The loan will bear interest at a rate of 4.00% per annum payable annually on the last day of each calendar year, or 7% upon an Event of Default as defined in the loan agreement. Principal payments will be due and payable upon the issuance and/or sale of equity securities of Nano, and each calendar quarter if Nano’s consolidated cash exceeds €4.0 million, with the final remaining balance of unpaid principal and interest due on December 1, 2023. As of the date of the Proxy Statement, $0.3 million is outstanding under the Nano Financing Agreement. The Nano Financing Agreement was accounted for as an intercompany transaction in our consolidated financial statements.

InMotion Holdings LLC

We own 51% of and control NanoAvionika UAB, a private limited liability company organized and existing under the law of the Republic of Lithuania (“Nano Lithuania”). Pursuant to that certain Investment Agreement dated November 7, 2017 (the “Investment Agreement”) by and among Nano Lithuania, InMotion Holdings, LLC, a Delaware limited liability company wholly-owned by the Company’s Chief Executive Officer and Chairman of the Board, Mr. Avellan (“InMotion”), and the other parties to the Investment Agreement, InMotion owns one share of Nano Lithuania. Pursuant to the terms of a Service Agreement between Nano Lithuania and InMotion dated March 1, 2018 (the “Services Agreement”), InMotion is to provide consulting services including but not limited to marketing, sale support and general management support to Nano Lithuania. In connection with the Service Agreement, InMotion is entitled to receive an option to acquire 2,919 newly issued shares of Nano Lithuania at €305.64 per share (the “Option”) and a management fee totaling $15,000 per month; however, during the term of the Service Agreement, no management fees have been billed to, or collected from, Nano Lithuania, and InMotion intends to enter into an amendment to the Service Agreement to provide that its sole compensation under the Service Agreement will be the Option. In addition, we own 51% of and control NanoAvionics US LLC, a Delaware limited liability company (“Nano US”). Pursuant to that certain Limited Liability Company Operating Agreement dated February 21, 2020 (the “Operating Agreement”) by and among Nano US, InMotion, and the other parties to the Operating Agreement, InMotion owns one share of Nano US and an option to acquire 2,919 newly issued shares of Nano US at an equivalent price per share as the option in Nano Lithuania, representing collectively with such one share, a 13% interest on a fully-diluted basis.

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Support Services Agreement

On January 20, 2020, we entered into the Support Services Agreement with Finser Corporation (“Finser”), which is part of the Cisneros Group of Companies, of which Ms. Cisneros, a member of the Board of Directors, is the Chief Executive Officer, whereby Finser will provide the Company consulting and administrative support services. We incurred less than $0.3 million and $0.2 million in consulting services for the years ended December 31, 2021 and 2020, respectively, which were included within the general and administrative expenses on the Consolidated Statements of Operations contained in our 2021 Annual Report on Form 10-K. The Support Service Agreement was terminated on June 30, 2022 and payment under the agreement did not exceed $120,000 for the year ended December 31, 2022.

Vodafone

We and Vodafone have agreed to enter into one or more definitive agreements for a commercial partnership that is anticipated to use the SpaceMobile Service (the “Vodafone Commercial Agreements”). In connection with the commercial agreement, we have agreed not to enter into any agreement, term sheet, or letter of intent that grants another party the rights related to the provision of mobile services in the Vodafone markets or Vodafone partner markets prior to the execution of the Vodafone Commercial Agreements.

The Vodafone Commercial Agreements are to include mutual exclusivity, conditioned upon Vodafone making the SpaceMobile Service available to all of its customers and certain promotional efforts, within all Vodafone markets for five years commencing on the launch of a commercial service in all of the Vodafone markets; preferential commercial terms in Vodafone partner markets; 50/50 revenue share for the SpaceMobile Service in Vodafone exclusivity markets; and the procurement, building and operating of mobile network ground stations at a mutually agreed cost by Vodafone. No payments have been made to date between us and Vodafone pursuant to the anticipated Vodafone Commercial Agreements. Vodafone has the right to designate one individual to the Board of Directors. Currently, Vodafone’s designee is Luke Ibbetson, Head of Group Research & Development, Vodafone.

Also, we entered into a side letter with Vodafone dated December 15, 2020, under which we have agreed (i) not to enter into any material corporate strategic relationship or material commercial agreement with a party other than Vodafone and its affiliates that would be reasonably expected to materially frustrate our ability to satisfy obligations under the Vodafone Commercial Agreements with certain exceptions, (ii) to allocate sufficient funds in the capital budget to facilitate compliance with obligations under the Vodafone Commercial Agreements and (iii) not to alter our business plan in a manner that is materially detrimental to our ability to satisfy obligations under the Vodafone Commercial Agreements.

American Tower

We and American Tower have entered into a side letter agreement that was subsequently amended and restated on December 15, 2020 to reflect the transactions and agreements contemplated by the Equity Purchase Agreement (refer to our 2021 Annual Report on Form 10-K for a discussion of the “Equity Purchase Agreement”) between us and NPA (the “Amended and Restated Letter Agreement”). The Amended and Restated Letter Agreement contemplates that we and American Tower will enter into commercial agreements to use American Tower facilities for the terrestrial gateway facilities in certain markets. The term of the operational agreement with American Tower is for an anticipated five years after the initial launch of commercial mobile services by us.

On March 22, 2022, we and American Tower entered into a non-binding term sheet reflecting the terms and conditions for the deployment of our gateway satellite technology equipment on property owned and operated by American Tower. Under the agreement, American Tower will provide us leased space and managed services at its current and future tower sites and data centers under a global master lease agreement to be entered into by the parties.

The usage of any American Tower services in a Vodafone market will be memorialized in a commercial agreement among all three parties. In markets where Vodafone does not operate (“Carrier Neutral Markets”), we and American Tower may enter into an agreement for American Tower to manage the operation of our deployed gateway facility in such market. In Carrier Neutral Markets where we require a third party to provide a gateway facility or services, we agree to not accept any bid that is inferior to American Tower’s best and final proposal for such gateway facility or services. We also agree to use commercially reasonable efforts to utilize American Tower facilities in (i) Vodafone markets where Vodafone decides to not use its facilities, (ii) Carrier Neutral Markets, and (iii) instances where we require a third-party vendor.

Additionally, we will work with American Tower to evaluate and plan gateway facility and radio access network data center deployments with preferred vendor status to offer carrier-neutral hosting facilities in certain equatorial markets. American Tower will serve as the preferred vendor for carrier neutral hosting facilities. We will pay American Tower a monthly connection fee for use of a carrier-neutral hosting facility, which we expect will be charged back to each applicable MNO. If we and American Tower agree to construct a new carrier-neutral hosting facility or improve an existing one and American Tower elects to fund all such capital expenditures, American Tower will provide us with a fair-market, long-term lease to such facility. No payments have been made to date between us and American Tower under the Amended and Restated Letter Agreement. American Tower has the right to designate one individual to the Board of Directors. Currently, American Tower’s designee is Ed Knapp, Chief Technology Officer, American Tower.

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Rakuten

On February 4, 2020, we entered into a commercial agreement with Rakuten for the development of exclusive network capabilities in Japan compatible with the mobile network of Rakuten and its affiliates, which agreement was amended and restated as of December 15, 2020 (the “Rakuten Agreement”). Under the terms of the Rakuten Agreement, we agree to make investments in building network capabilities in Japan that are compatible with the mobile network of Rakuten and its affiliates. Furthermore, we will collaborate with Rakuten to ensure network capability with Rakuten’s licensed frequencies, including full coverage in Japan with 3GPP Band 3 frequencies with MIMO capability. Upon the launch of such coverage, Rakuten will receive unlimited, exclusive rights and usage capacity in Japan in exchange for a $0.5 million annual maintenance fee payable to us or our successors. Furthermore, we will make $5.0 million (or such lesser amount as mutually agreed upon the parties) in capital investments towards the design, construction, acquisition and implementation of ground communication assets. We and Rakuten will receive unlimited rights and usage of the ground assets for their respective operations, including, but not limited to, satellite and other telecommunication communications. The Rakuten Agreement includes a commercial roadmap for our satellite launches with key performance indicators (“KPIs”) that we must meet. If the applicable KPIs are not met for the last two phases of the satellite launch program in accordance with such commercial roadmap or if we become subject to any bankruptcy proceeding or become insolvent, we shall pay to Rakuten a penalty amount of $10.0 million.

The term of the Rakuten Agreement shall remain in effect until we or our successor fulfills obligations under the Rakuten Agreement. No payments have been made to date between us and Rakuten under the Rakuten Agreement. Rakuten has the right to designate two individuals to our Board of Directors. Currently, Rakuten’s designees are Hiroshi Mikitani, Founder, Chairman and Chief Executive Officer, Rakuten, Inc., and Tareq Amin, Chief Executive Officer, Rakuten Mobile.

Agreement with former Chief Financial Officer and Director

On May 16, 2022, the Company entered into a consulting agreement by and between the Company, AST LLC, and Thomas Severson, the former Chief Financial Officer, Chief Operating Officer and director of the Company (the “Consulting Agreement”) to assist with the transition of his duties. Under the Consulting Agreement, Mr. Severson will provide consulting services through April 6, 2023, and the Company will reimburse any of Mr. Severson’s reasonable out-of-pocket expenses. Mr. Severson has also agreed to certain transfer restrictions relating to the Company’s securities. Mr. Severson has subsequently indicated to the Company that he is no longer able to provide consulting services and as of July 22, 2022, pursuant to the terms of the Consulting Agreement, Mr. Severson is no longer performing consulting services for the Company.

Further, on May 16, 2022, the Company extended a non-recourse loan in the amount of $1.0 million at an interest rate of 8.00% per annum to Mr. Severson. Both the loan and interest on the loan are due for repayment on the second anniversary of its effective date. The loan may be prepaid at any time and is subject to certain mandatory prepayment conditions. The loan is secured by a pledge of $2.0 million of Mr. Severson’s equity securities in AST LLC. No amount was drawn under the loan as of the date of this report.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) served as the independent registered public accounting firm for the Company beginning July 2021. BDO USA LLP (“BDO”) served as the independent registered public accounting firm for the predecessor entity, AST LLC, for the year ended December 31, 2020. Marcum LLP (“Marcum”) served as the independent registered public accounting firm for the Company during the year 2021 until the appointment of KPMG as the independent registered public accounting firm in July 2021. The following table represents fees for professional services rendered by KPMG, Marcum and BDO for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees	$543,703	$237,484
Audit-Related Fees	-	393,253
Tax Fees	1,018,978	157,297
All Other Fees	-	-
Total Fees	$1,562,681	$788,034

Audit fees include fees associated with the annual audit of our consolidated financial statements for the years ended December 31, 2021 and 2020, review of quarterly financial statements and statutory audit of certain foreign subsidiaries. Audit fees for the year ended December 31, 2021 include $0.4 million of audit services provided by KPMG and $0.1 million of audit services provided by Marcum. All audit fees for the year ended December 31, 2020 were associated with audit services provided by BDO.

Audit-related fees for the year ended December 31, 2020 were paid to BDO for services associated with NPA’s proxy statement related to the proposed Business Combination. Audit-related fees for the year ended December 31, 2021 do not include $0.5 million in additional fees associated with services for NPA’s proxy statement related to the proposed Business Combination, the resale Registration Statements on Form S-1 filed by the Company in May and June 2021 and predecessor workpaper access provided by BDO during 2021. These 2021 fees were incurred while BDO no longer served as AST LLC’s independent registered public accounting firm.

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Tax fees include fees associated with tax compliance services, including the preparation, review, and filing of certain tax returns, as well as tax consulting services. Tax fees for the year ended December 31, 2021 include $0.8 million for services provided by KPMG prior to being appointed as the independent registered public accounting firm for the Company. These include $0.6 million of non-recurring tax consulting services associated with the establishment of the umbrella partnership corporation (“UP-C”) structure and $0.2 million for tax compliance services. The remaining $0.2 million include $0.1 million for tax consulting services and $0.1 million for tax compliance services provided after KPMG was appointed as the independent registered public accounting firm for the Company. All tax fees for the year ended December 31, 2020 were associated with tax consulting services provided by BDO.

Under its charter, the Company’s Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the Company’s independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services prohibited by law or regulation. Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee. Consistent with the policies and procedures of our written charter, all audit and tax services set forth above for 2021 were pre-approved by our Audit Committee, which concluded that the provision of such services by KPMG were compatible with the maintenance of the firm’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

OTHER INFORMATION

Voting information

Who Can Vote. Record holders of the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock as of the close of business on July 18, 2022, the Record Date, may vote at the Annual Meeting. As of the close of business on the Record Date, 52,322,161 shares of Class A Common Stock, 51,636,922 shares of Class B Common Stock, 78,163,078 shares of Class C Common Stock and 11,498,693 warrants to purchase shares of Class A Common Stock, were issued and outstanding and entitled to vote.

Voting Rights. Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on each of the proposals. Holders of the Company’s Class A Common Stock and Class B Common Stock are entitled to one vote per share on each matter, with all holders of the Company’s Class A Common Stock and Class B Common Stock having in the aggregate 7.3% and 5.8% of the general voting power, respectively. Holders of Class C Common Stock are entitled to the lesser of (i) ten votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. At this year’s Annual Meeting, each outstanding share of the Company’s Class C Common Stock will be entitled to ten votes on each matter, with holders of the Company’s Class C Common Stock having in the aggregate 88.3% of the general voting power.

Voting by Proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director and the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

How to Vote. If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the virtual Annual Meeting will not be deemed to revoke your proxy.

●	Vote by Mail
You can vote your shares by completing and mailing the enclosed proxy card to us that we receive it before 11:59 p.m. Eastern Time on Wednesday, September 14, 2022.

●	Vote by Internet
You can vote your shares via the internet on the voting website, which is www.proxypush.com/ASTS. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, September 14, 2022. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

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●	Vote by Telephone
If you reside in North America, you can also vote your shares by telephone by calling the toll-free number provided on the voting website www.proxypush.com/ASTS and on the proxy card. Telephone voting is 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, September 14, 2022. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

●	Vote by Remote Communication at the Virtual Annual Meeting
See “Attending the Annual Meeting” below.

Virtual Meeting. After careful consideration, the Board has determined to hold a virtual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. To participate in the Annual Meeting, stockholders as of the record date, or their duly appointed proxies, must register to attend the meeting online. Once registered, you will receive an email confirmation. On the day of the Annual Meeting you will receive an email one hour prior to the start of the meeting, at or about 9:00 a.m. Eastern Time with a link. This link will allow you to access the meeting 15 minutes prior the Annual Meeting’s start time of 10:00 a.m., Eastern Time, on September 15, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.proxydocs.com/ASTS. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership, will be posted at www.proxydocs.com/ASTS.

Webcast replay of the Annual Meeting will be available until the sooner of September 15, 2023 or the date of the next annual meeting of stockholders to be held in 2023.

Deadline for Submitting Shareholder Proposals for 2023 Annual Meeting. Rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), describes standards as to the submission of shareholder proposals. A shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy for the 2023 annual meeting of stockholders must be received by the Corporate Secretary of the Company on or before April 7, 2023, unless the date of the 2023 annual meeting is changed by more than 30 days from the anniversary of our 2022 annual meeting, in which case the deadline will be as set forth in Rule 14a-8 of the Exchange Act. In addition to satisfying the requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2023 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 17, 2023.

Questions During the Annual Meeting. Only our stockholders of record as of July 18, 2022, are permitted to ask questions during the Annual Meeting. If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.proxydocs.com/ASTS, type your question into the “Ask a Question” field, and click “Submit.” Questions relevant to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Generally, stockholder questions must be relevant to the agenda items then before the Annual Meeting. Stockholder questions or remarks must be pertinent to matters addressed at the Annual Meeting. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized, and answered together.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote by remote communication at the Annual Meeting.

Quorum. The presence, in person (including virtually) or by proxy, of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions, withheld votes, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting to determine whether a quorum has been established.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

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Stockholders of Record. If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent (“Continental”), you are considered the stockholder of record with respect to those shares. If you are a registered stockholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in favor of the particular proposal by the Proxy Committee.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the stockholder of record, and your shares are held in “street name.” If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of KPMG LLP, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Confidential Voting. All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

Solicitation of Proxies. The Board is making this solicitation of proxies for the Annual Meeting. We will bear all costs of this solicitation, including the cost of preparing and distributing this Proxy Statement, the Annual Report and the enclosed form of proxy card and including the cost of hosting the virtual meeting. After the initial distribution of this Proxy Statement, proxies may be solicited by mail, telephone, or personally by directors, officers, employees, or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

Other Matters. As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

BY ORDER OF THE BOARD OF DIRECTORS

Abel Avellan
Chairman, Chief Executive Officer
and President

August 5, 2022

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AST SpaceMobile

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/ASTS**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-308-2599**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/ASTS

AST SpaceMobile, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of July 18, 2022

TIME: Thursday, September 15, 2022 10:00 AM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/ASTS for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Sean Wallace and Brian Heller (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of AST SpaceMobile, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

AST SpaceMobile, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect ten directors to the Company's Board of Directors for a term expiring at the Company's 2023 Annual Meeting of Stockholders.				
		FOR	WITHHOLD		
	1.01 Abel Avellan	☐	☐		FOR
	1.02 Tareq Amin	☐	☐		FOR
	1.03 Adriana Cisneros	☐	☐		FOR
	1.04 Alexander Coleman	☐	☐		FOR
	1.05 Luke Ibbetson	☐	☐		FOR
	1.06 Edward Knapp	☐	☐		FOR
	1.07 Hiroshi Mikitani	☐	☐		FOR
	1.08 Ronald Rubin	☐	☐		FOR
	1.09 Richard Sarnoff	☐	☐		FOR
	1.10 Julio A. Torres	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2022.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ASTS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date